Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated October 22, 2014, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the business segment reclassification discussed in Note 13 as to which the date is April 27, 2015, relating to the financial statements, financial statement schedules and the effectiveness of internal control over financial reporting, which appears in A. Schulman Inc.’s Current Report on Form 8-K dated April 27, 2015. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopersLLP

Cleveland, Ohio

April 27, 2015